UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 21, 2017

OCULAR THERAPEUTIX, INC.

(Exact Name of Company as Specified in Charter)

Delaware	001-36554	20-5560161
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15 Crosby Drive

Bedford, MA 01730

(Address of Principal Executive Offices) (Zip Code)

Company’s telephone number, including area code: (781) 357-4000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company               ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.        ☒

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Ocular Therapeutix, Inc. (the “Company”) has entered into an employment agreement with Donald Notman (the “Notman Agreement”) providing for Mr. Notman to serve as Chief Financial Officer of the Company effective as of September 25, 2017.  Mr. Notman succeeds George Migausky, who will cease to serve as the Company’s interim Chief Financial Officer, also effective as of September 25, 2017.  The Company’s Board of Directors (the “Board”) authorized and approved the Notman Agreement and the appointment of Mr. Notman as Chief Financial Officer on September 21, 2017.

Mr. Notman, age 58, has served as Senior Vice President and Chief Financial Officer of Thrasos Therapeutics Inc., a private biopharmaceutical company focused on the development of products for individuals affected by kidney disease, since May 2014.  Prior to joining Thrasos, Mr. Notman held various roles at Leerink Swann LLC (now Leerink Partners), an investment bank, from 2005 to April 2013, including serving as Managing Director and Head of Private Capital Markets from June 2005 to March 2012.  Mr. Notman received a B.A. in Economics from Middlebury College and an M.B.A. from the Tuck School of Business at Dartmouth College.

The Notman Agreement provides for Mr. Notman’s at-will employment for an indefinite term as Chief Financial Officer, reporting to the Company’s Chief Executive Officer, commencing on September 25, 2017.  The Notman Agreement also includes standard invention, non-disclosure, non-competition, and non-solicitation provisions.

Pursuant to the Notman Agreement, Mr. Notman will receive a minimum annual base salary of $380,000, subject to adjustment from time to time in the sole discretion of the Company.  He will be eligible to receive an annual cash bonus, determined by and payable at the sole discretion of the Board, at a target level of 40% of his annual base salary then in effect.  Any annual bonus for the 2017 calendar year will be pro-rated.  Mr. Notman also will be eligible to participate in the employee benefit programs generally available to employees of the Company.

The Board also approved the grant to Mr. Notman of an option, effective as of October 2, 2017, to purchase up to 125,000 shares of the Company’s common stock at a per share exercise price equal to the closing price for the primary trading session on The NASDAQ Global Market on such date (the “Option Award”).  Subject to Mr. Notman’s continued service to the Company, the Option Award will vest over a four-year period, with 25% of the shares underlying the Option Award vesting on the first anniversary of Mr. Notman’s start of employment and the remaining 75% of the shares underlying the Option Award vesting monthly thereafter.

Under the Notman Agreement, in the event Mr. Notman’s employment is terminated by the Company without “cause” or if Mr. Notman resigns for “good reason” (as such terms are defined in the Notman Agreement), absent a change in control or “corporate change” (as defined in the Notman Agreement), the Company will be obligated to pay to Mr. Notman his base salary then in effect for a period of 12 months and, to the extent allowed by applicable law and the terms of the applicable policies, to continue to provide Mr. Notman and his eligible dependents with group health insurance for a period of 12 months.  In the event Mr. Notman’s employment is terminated by the Company without “cause” or if Mr. Notman resigns for “good reason” within 12 months following a “corporate change,” the Company will be obligated to pay to Mr. Notman in a lump sum an amount equal to his base salary then in effect for 18 months, to pay to Mr. Notman an amount equal to one and one-half times his target annual bonus for the year of termination, to accelerate in full the vesting of all outstanding  equity awards held by him and, to the extent allowed by applicable law and the terms of the applicable policies, to continue to provide Mr. Notman and his eligible dependents with group health insurance for a period of 18 months.  These severance benefits are subject to the execution and effectiveness of a general release of claims in favor of the Company and its affiliates.

Mr. Notman has also entered into the Company’s standard form of Indemnification Agreement, a copy of which was filed as Exhibit 10.12 to the Company’s Registration Statement on Form S-1 (File No. 333-196932) filed with the SEC on June 20, 2014. Pursuant to the terms of this agreement, the Company may be required, among other things, to indemnify Mr. Notman for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him in any action or proceeding arising out of his service as an officer of the Company.

Mr. Notman has no family relationship with any of the executive officers or directors of the Company. There are no arrangements or understandings between Mr. Notman and any other person pursuant to which he is being appointed as the principal financial officer and principal accounting officer of the Company.

A copy of the Notman Agreement is attached as Exhibit 10.1 hereto and is incorporated herein by reference. The foregoing description of the Notman Agreement does not purport to be complete and is qualified in its entirety by reference to such exhibit.

Item 9.01.   Financial Statements and Exhibits.

(d)     Exhibits:

Exhibit No.	Description
10.1	Employment Agreement, by and between Ocular Therapeutix, Inc. and Donald Notman, dated as of September 25, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OCULAR THERAPEUTIX, INC.

Date: September 25, 2017	By:	/s/ Antony C. Mattessich
Antony C. Mattessich
President and Chief Executive Officer